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For Immediate Release:
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                 PROCTER & GAMBLE AND XYTRONYX SIGN AGREEMENT
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                           ON A NEW GUM DISEASE TEST
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            May Help Dental Professional Detect Gum Disease Better,
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                           Improve Disease Treatment
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     Cincinnati and San Diego (Oct. 11, 1995) -- The Procter & Gamble Company
(NYSE: PG) and Xytronyx, Inc. (AMEX: XYX) have reached an agreement which provides P&G an option to market Xytronyx's new gum disease test on a worldwide basis. Terms were not disclosed.

     The new product, called Xytronyx Periodontal Tissue Monitor, already is approved for sale in Canada, China and several countries in Europe. In practice, a dental professional inserts a small strip of special absorbent paper between the tooth and gum of a site suspected of gum disease. Results of the test are available in a few minutes, following visual inspection of a color change in the special solution in which the absorbent paper has been placed. The test allows a dental professional to more accurately assess periodontitis, a common form of gum disease, and help monitor the effectiveness of treatment methods.

     Currently, dental professionals primarily rely on visual inspection of gum tissue and other methods, such as mechanical probing, to diagnose gum disease sites and help evaluate how well they're healing.

     Under the agreement, P&G now has the exclusive right to exercise an option with Xytronyx to market this new test worldwide, excluding Japan, pending U.S. Food & Drug Administration (FDA) clearance of the product. As Xytronyx is seeking FDA clearance, P&G will further evaluate and test it.

     "We're encouraged by what we've seen so far," says J.P. Jones, vice president, research & development for P&G's health care business. "Although we're still studying it, this product may be a good tool we can offer dental professionals to improve their effectiveness in treating their patients with gum disease."

     Larry Bymaster, chairman and chief executive officer of Xytronyx, adds, "We're pleased to be working with P&G. They're a global leader in oral care and have a real commitment to gum disease, with innovative products like Crest plus Gum Care, Actisite periodontal fiber and Peridex oral rinse. In addition, P&G's ability to call on thousands of dental professionals internationally makes them a strong potential marketing partner."


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     Xytronyx expects to complete clinical studies on its gum disease test by
April, 1996. Results from those studies will be submitted to the FDA for clearance to market the test to dental professionals in the U.S.

     Xytronyx, Inc. which is located in San Diego, primarily develops and commercializes diagnostic health care products. It was started in 1983.

     P&G is committed to becoming one of the leading health care companies in the world. P&G makes and markets prescription and over-the-counter products in 60 countries. In addition to oral health, P&G's focus for prescription drugs is in the cardiac, gastrointestinal, respiratory, anti-infectives and bone health areas. In OTC health care, P&G's leading brands include Vicks cough/cold/flu and allergy products, Crest, Scope, Metamucil, Pepto-Bismol and Aleve.

     P&G is increasing its investment in health care R&D. Last July, P&G opened a major facility in Cincinnati dedicated to drug discovery and development. This new facility, covering more than 1.3 million square feet, now serves as the hub for P&G's network of health care R&D centers worldwide. P&G is also actively partnering with a range of leading pharmaceutical and a biotechnology companies to develop and market innovative therapies. P&G had sales of $33 billion in fiscal 1994-95.



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For more information, contact:
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Larry O. Bymaster, Xytronyx, 619/550-3900
James J. Schwartz, P&G, 513/945-8055

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